Exhibit 99.1

Contact:	Adam Mazur	Peter Gunnerman
	Rubenstein PR	SulphCo®, Inc.
	212-843-8073	775-829-1310
	amazur@rubensteinpr.com	pgunnerman@sulphco.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo Wins Jury Trial in Reno, Nevada

SPARKS, Nev., December 18, 2006 -- /PRNewswire-FirstCall/ --SulphCo®, Inc. (AMEX: SUF) announced today that the court case filed against it in Nevada State Court in Reno, Nevada, EcoEnergy Solutions, Inc. v. Rudolf W. Gunnerman, et al.,  concluded on Friday following a two week trial, with the jury dismissing all of the plaintiff's claims against the company.  The company will be filing a motion with the court under Nevada law seeking judgment in favor of the defendants for attorneys fees and costs incurred by them in connection with the trial.

Dr. Rudolf W. Gunnerman stated "We are happy to put this matter behind us so that we can continue to focus management's time and resources on bringing our Sonocracking (R) technology to the world market."

About SulphCo®, Inc.
SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information or press inquiries please contact Adam Mazur at Rubenstein Public Relations at (212) 843-8073 or amazur@rubensteinpr.com.

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